Exhibit 10.11

September 30, 2025

Marshall Witt

[****]

Dear Marshall:

I am pleased to offer you the position of Senior Vice President (SVP) and Chief Financial Officer of FedEx Freight, Inc. (FXF), effective October 15, 2025, pending approval by the FXF Board of Directors.

Elements of your compensation include:

●	Your annual salary will be $585,000 or $48,750 per month.

●	You will receive a $250,000 bonus for accepting this position. You will receive $125,000 upon starting your position, and $125,000 on your six-month anniversary, assuming you remain employed in this position.

●	You will participate in the FedEx annual incentive compensation (AIC) program on a prorated basis.

●	You will be eligible for existing LTI programs at the FXF SVP level on a prorated basis, and eligible for future LTI programs pending approval by the FedEx Corporation Compensation and Human Resources Committee and Board of Directors.

●	You will also be eligible for the FY26 restricted stock and stock option grants at the FXF SVP level on a prorated basis.

●	You also will receive new hire restricted stock and stock option grants. The value of the restricted stock grant plus the related tax payment will be $582,500, and the shares will vest ratably over 3 years. The Black-Scholes value of the stock option grant will be $72,500 and will vest ratably over 4 years.

Each of the equity grants set forth above is subject to the requisite approvals and will be made on your employment start date (or at the beginning of the next open trading window if the company’s trading window is not open on your start date).

●	You will receive a $585,000 bonus upon the (1) the separation of FedEx Freight into an independent public company or (2) a decision by the FedEx Corporation Board of Directors that FedEx Freight will not be separated into an independent public company or the unsuccessful execution of the separation of FedEx Freight through the capital markets.

●	You are eligible for an Executive Relocation Package if you accept this offer of employment. The details and requirements of this relocation benefit are outlined in the FedEx Relocation policy and conditioned on your acceptance of applicable terms and conditions. Upon your acceptance of this offer, you will receive a relocation request form to be completed in order to authorize and complete your acceptance of the offered relocation package.

OFFER LETTER – FEDEX FREIGHT, INC

September 30, 2025

For your reference, the chart below summarizes your year-one pay elements.

	Base Pay USD	Annual Incentive Compensation (AIC) Target %	AIC Target USD [a]	Annual Options Target Value	Annual Restricted Stock Target Value [b]	Long Term Incentive (LTI) Cash Target [a]	Total Direct Compensation (TDC) [c,d] Target	New Hire Sign-On Bonus	New Hire Restricted Stock Grant	New Hire Stock Option Grant	Total Direct Compensation (TDC) & New Hire Bonus and Restricted Stock
Offer	$585,000	50%	$182,813	$72,500	$82,500	$63,194	$986,007	$250,000	$582,500	$72,500	$1,891,007

a - AIC & LTI Plans are subject to performance goals and company funding, and values shown were prorated based on your hire effective date.

AIC is calculated based on your eligible earnings during the fiscal year.

b - Restricted Stock grant value includes the value of related tax payment.

c - AIC, Equity & LTI values subject to future change.

d - TDC Target Calculation = Base Salary + AIC Target + Options Target +Restricted Stock Value + LTI Cash Target

Following the separation of FedEx Freight into an independent public company, a request will be made on your behalf for a special restricted stock grant of FedEx Freight common stock with a value of $3 million (inclusive of any tax payment) vesting ratably over three years, subject to FedEx Freight’s first filing of a periodic report (i.e., a Form 10-Q or Form 10-K) with the U.S. Securities and Exchange Commission. The grant is subject to the approval of the FedEx Freight compensation committee.

In this position, you will be subject to our stock ownership goals. The FedEx Board of Directors believes that significant stock ownership by members of senior management further aligns their interests with the interests of our shareholders. Accordingly, the Board has established a goal that, within five years after being appointed to your current position, you own FedEx shares valued at not less than one time your annual base salary.

For purposes of meeting this goal, unvested restricted stock is counted, but unexercised stock options are not. Until the goal is met, you should consider retaining (but are not required to retain) “net profit shares” resulting from the exercise of stock options granted under the Company’s equity compensation plans. Net profit shares are the shares remaining after the payment of the option exercise price and taxes owed upon the exercise of options.

As an employee of FedEx Freight Inc, you will receive FedEx benefits. Officer benefits include the FedEx tax return preparation program, which will cover the costs to have your income tax returns prepared, signed and filed by an independent tax return preparer as required by FedEx.

This offer is contingent upon verification of your successful completion of the pre-employment process, which includes drug screen, education verification, federal and state background checks, and employment verifications.

Please indicate your acceptance of this offer by signing the original letter as indicated below and returning it to me as soon as possible.

If you have any questions, please feel free to contact me.

OFFER LETTER – FEDEX FREIGHT, INC

September 30, 2025

Sincerely,

John A. Smith	Accepted:
EVP & COO, U.S. & Canada
Federal Express Corporation
/s/ Marshall Witt
Marshall Witt